As filed with the Securities and Exchange Commission on July 10, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

PHILLIPS-VAN HEUSEN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-1155910
(State or Other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification Number)

200 Madison Avenue

New York, New York 10016

(Address of Principal Executive Offices)

___________________

Phillips-Van Heusen Corporation

2000 Stock Option Plan

(Full Title of the Plan)

___________________

Mark D. Fischer, Esq.

Vice President, Secretary

and General Counsel

200 Madison Avenue

New York, New York 10016

(212) 381-3509

(Name, Address and Telephone

Number of Agent for Service)

___________________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price*	Amount of registration fee
Common Stock, par value $1.00 per share.................	3,000,000	$9.03125	$27,093,750	$7,153

* Estimated solely for the purpose of calculating the registration fee. Computed pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Registrant's Common Stock as reported in the consolidated reporting system for the New York Stock Exchange on July 7, 2000. There are also registered such indeterminate number of additional shares as may become available for sale pursuant to anti-dilution provisions of the Registrant's 2000 Stock Option Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Phillips-Van Heusen Corporation (the "Registrant") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. The following documents, or portions thereof, filed by the Registrant with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated by reference in this Registration Statement:

      Annual Report on Form 10-K for the fiscal year ended January 30, 2000, filed on April 19, 2000;

      Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, filed on June 7, 2000; and

      The information in respect of the Registrant's Common Stock under the caption "Description of Capital Stock" contained in the Registrant's Registration Statement on Form S-3 (Registration No. 33-46770) filed on March 27, 1992.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The By-Laws of the Registrant provide that the Registrant may indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"), the law of the state in which the Registrant is incorporated. Section 145 of the GCL empowers a corporation, within certain limitations, to indemnify any person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit or proceeding to which he is a party by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, he must have had no reasonably cause to believe his conduct was unlawful. In addition, the Certificate of Incorporation of the Registrant provides for a director or officer to be indemnified unless his acts (i) constituted a breach of his fiduciary duties to the Registrant or its stockholders, (ii) were committed in bad faith or were the result of active or deliberate dishonesty, (iii) violated Section 174 of the GCL or (iv) resulted in a personal gain or financial profit or other advantage to which he is not legally entitled. The Registrant also has in effect directors' and officers' liability insurance.

ITEM 8. EXHIBITS

Exhibit No.	Description
4(a)	Specimen of Common Stock certificate (incorporated by reference to Exhibit 4 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1981).
4(b)

Preferred Stock Purchase Rights Agreement (the "Rights Agreement"), dated June 10, 1986 between Phillips-Van Heusen Corporation ("PVH") and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 3 to the Company's Quarterly Report as filed on Form 10-Q for the period ended May 4, 1986).

4(c)

Amendment to the Rights Agreement, dated March 31, 1987 between PVH and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 4(c) to the Company's Annual Report on Form 10-K for the year ended February 2, 1987).

4(d)

Supplemental Rights Agreement and Second Amendment to the Rights Agreement, dated as of July 30, 1987, between PVH and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit (c)(4) to the Company's Schedule 13E-4, Issuer Tender Offer Statement, dated July 31, 1987).

4(e)

Third Amendment to Rights Agreement, dated June 30, 1992, from Phillips-Van Heusen Corporation to The Chase Manhattan Bank, N.A. and The Bank of New York (incorporated by reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-Q for the period ended April 30, 2000).

4(f)

Notice of extension of the Rights Agreement, dated June 5, 1996, from Phillips-Van Heusen Corporation to The Bank of New York (incorporated by reference to Exhibit 4.13 to the Company's Quarterly Report on Form 10-Q for the period ended April 28, 1996).

4(g)

Fourth Amendment to Rights Agreement, dated April 25, 2000, from Phillips-Van Heusen Corporation to The Bank of New York (incorporated by reference to Exhibit 4.7 to the Company's Quarterly Report on Form 10-Q for the period ended April 30, 2000).

4(h)

Credit Agreement, dated as of April 22, 1998, among PVH, the group of lenders party hereto, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent, and Citicorp USA, Inc., as Documentation Agent (incorporated by reference to Exhibit 4.6 to the Company's report on Form 10-Q for the period ended May 3, 1998).

4(i)

Amendment No. 1, dated as of November 17, 1998, to the Credit Agreement, dated as of April 22, 1998, among PVH, the group of lenders party hereto, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent, and Citicorp USA, Inc., as Documentation Agent (incorporated by reference to Exhibit 4.7 to the Company's report on Form 10-K for the year ended January 31, 1999).

4(j)

Consent, Waiver and Amendment No. 2, dated as of February 23, 1999, to the Credit Agreement, dated as of April 22, 1998, among PVH, the group of lenders party hereto, The Chase Manhattan Bank, as Administrative Agent and Collateral Agent, and Citicorp USA, Inc., as Documentation Agent (incorporated by reference to Exhibit 4.8 to the Company's report on Form 10-K for the year ended January 31, 1999).

4(k)

Indenture, dated as of April 22, 1998, with PVH as issuer and Union Bank of California, N.A., as Trustee (incorporated by reference to Exhibit 4.7 to the Company's report on Form 10-Q for the period ended May 3, 1998).

4(l)

Indenture, dated as of November 1, 1993, between PVH and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.01 to the Company's Registration Statement on Form S-3 (Reg. No. 33-50751) filed on October 26, 1993).

4(m)

Phillips-Van Heusen Corporation 1987 Stock Option Plan, including all amendments through April 29, 1997 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended May 4, 1997).

4(n)	Phillips-Van Heusen Corporation 1997 Stock Option Plan (incorporated by reference to Exhibit 10.14 to the Company's Quarterly Report on Form 10-Q for the period ended August 3, 1997).
4(o)	Phillips-Van Heusen Corporation 2000 Stock Option Plan
5	Opinion of Mark D. Fischer, General Counsel
23(a)	Consent of Ernst & Young LLP in respect of PVH's Annual Report on Form 10-K for the fiscal year ended January 30, 2000
23(b)	Consent of Ernst & Young LLP in respect of PVH's Quarterly Report on Form 10-Q for the 13-week period ended April 30, 2000
23(c)	Consent of Mark D. Fischer, General Counsel

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution of the securities being registered hereby not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of July, 2000.

PHILLIPS-VAN HEUSEN CORPORATION
By /s/Bruce J. Klatsky Bruce J. Klatsky
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/Bruce J. Klatsky Bruce J. Klatsky	Chairman and Chief Executive Officer; Director	July 10, 2000
/s/Mark Weber Mark Weber	President and Chief Operating Officer; Director	July 10, 2000
/s/Emanuel Chirico Emanuel Chirico	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 10, 2000
/s/Vincent A. Russo Vincent A. Russo	Vice President and Controller (Principal Accounting Officer)	July 10, 2000
/s/Edward H. Cohen Edward H. Cohen	Director	July 10, 2000
/s/Joseph B. Fuller Joseph B. Fuller	Director	July 10, 2000
/s/Joel H. Goldberg Joel H. Goldberg	Director	July 10, 2000
/s/Marc Grosman Marc Grosman	Director	July 10, 2000
/s/Dennis F. Hightower Dennis F. Hightower	Director	July 10, 2000
/s/Maria Elena Lagomasino Maria Elena Lagomasino	Director	July 10, 2000
II - 5
/s/Harry N.S. Lee Harry N.S. Lee	Director	July 10, 2000
/s/Bruce Maggin Bruce Maggin	Director	July 10, 2000
/s/Peter J. Solomon Peter J. Solomon	Director	July 10, 2000